Exhibit 99.1

FOR IMMEDIATE RELEASE

Green Plains Partners Announces Addition of John D. Chandler to its Board

OMAHA, Neb., June 30, 2016 (GLOBE NEWSWIRE)  Green Plains Partners LP (NASDAQ:GPP) today announced that John D. Chandler was appointed by Green Plains Inc. as an independent director to the board of directors of its general partner, Green Plains Holdings LLC. Chandler will also serve as a member of the board’s audit and conflicts committees.  He is the partnership’s third independent board member.

“We are pleased to welcome John to our board,” commented Todd Becker, president and chief executive officer of Green Plains Partners. “John’s experience at Magellan Midstream Partners, during his tenure as chief financial officer, provides us with a depth of knowledge of the master limited partnership sector and an understanding of the energy industry that will be instrumental as we execute the partnership’s growth strategy.”

Chandler currently serves on the board of directors and is  the chairman of the audit committee of USA Compression GP, LLC. He is also a member of the board of directors and audit committee of Cone Midstream GP LLC. From 2002 to 2014, he served as chief financial officer, treasurer and chief accounting officer of Magellan Midstream Holdings GP. Before joining Magellan, Chandler was director, planning and strategic development for a subsidiary of The Williams Companies, Inc. and held various accounting and finance positions at MAPCO Inc. Chandler earned a Bachelor of Science in Business Administration with a double major in accounting and finance from the University of Tulsa.

About Green Plains Partners LP

Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage tanks, terminals, transportation assets and other related assets and businesses.

Contact

Jim Stark

Vice President,  Investor &  Media Relations

402.884.8700

jim.stark@gpreinc.com

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